Exhibit 99.1

2020 Calamos Court Naperville, IL 60563-2787 www.calamos.com News Release
FOR IMMEDIATE RELEASE
Contact:
Philip Kranz
Dresner Corporate Services
312-780-7240
Kristine Walczak
Dresner Corporate Services
312-780-7205
Calamos Asset Management, Inc. Reports Second Quarter 2008
Results and Declares Dividend
     NAPERVILLE, Ill., July 17, 2008 – Calamos Asset Management, Inc. (NASDAQ: CLMS) today reported results for the second quarter of 2008. Below, the financial results are first presented in accordance with GAAP, immediately followed by a discussion of these results on an as-adjusted basis, which excludes the impact of certain one-time expenses. Management considers the exclusion of certain one-time items to provide a more relevant comparison to prior periods. Our comments on changes within the organization and our cost control measures are also discussed in the Management Commentary.
GAAP Accounting Results

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues	$112,238	$114,767	$222,931	$230,467
Operating expenses	$63,127	$93,835	$129,391	$159,380
Operating income	$49,111	$20,932	$93,540	$71,087
Operating margin	43.8%	18.2%	42.0%	30.8%

Net income	$1,896	$3,805	$2,345	$11,339
Operating income per diluted share, net of income taxes	$0.32	$0.12	$0.61	$0.42
Diluted earnings per share	$0.09	$0.16	$0.11	$0.48
     Additionally, the company today declared a regular quarterly dividend of 11 cents per share, payable on August 27, 2008 to shareholders of record on August 12, 2008.
Financial Highlights
     When evaluating the company’s operations, management adjusts results to exclude the effect of one-time items, as presented in Table A. As these items are not expected to recur, management believes that excluding them better enables it to evaluate the company’s performance relative to prior periods. The following comparisons are presented on an as-adjusted basis, where appropriate. Second quarter revenues decreased to $112.2 million from $114.8 million in the prior year while operating income, as adjusted increased to $49.1 million from $47.3 million. Operating income, per diluted share, net of income taxes, as adjusted was $0.32 in the second quarter of 2008 compared to $0.28 in the same period a year ago. Net income, as adjusted in the second quarter was $8.7 million compared to $7.4 million in the prior year. Overall diluted earnings per share, as adjusted were $0.43 in the current quarter compared to $0.32 for the same period a year ago. In 2008, developments in the Illinois tax statutes lowered the company’s statutory income tax rate from 40 percent to 37 percent. While the company views this to be beneficial for the long term by reducing income taxes, it recorded a one-time, non-cash income tax expense of $6.8 million, or $0.34 per diluted share, in the second quarter of 2008 to revalue its net deferred tax assets to reflect the new statutory income tax rate. Because deferred tax assets represent the estimated future benefits attributed to temporary differences and are based on the current enacted tax laws, a decrease in tax rates decreases the value of the deferred tax assets and increases the current period income tax expense. Conversely, an increase in tax rates increases the value of the deferred tax assets and decreases the current period income tax expense.
     First half revenues decreased to $222.9 million from $230.5 million in the prior year while operating income, as adjusted decreased to $93.5 million from $97.5 million. Operating income, per diluted share, net of income taxes, as adjusted was $0.61 in the first half of 2008 compared to $0.57 per share in the same period a year ago. Net income, as adjusted in the first half of 2008 was $9.1 million compared to $14.9 million in the prior year. Overall diluted earnings per share, as adjusted were $0.45 in the first six months of 2008 compared to $0.63 for the same period a year ago.
     During the second quarter and first six months of 2008, the company repurchased 659,200 shares and 1,547,900 shares at an aggregated cost of $12.7 million and $34.6 million, respectively. This completed the stock buyback program that was authorized during the fourth quarter of 2007.
Management Commentary
     “During these challenging markets of the first half of 2008, we have taken a number of significant steps to position the firm for the future. We prioritize opportunities that we feel will place the firm on a growth track for the future, including a higher focus on our institutional and wealth management business, as well as redeploying our sales force for maximum impact and collaboration across distribution channels,” said John P. Calamos, Sr. Chairman, CEO and Co-Chief Investment Officer.
     Mr. Calamos commented further: “Cost control is driving improved operating results. Among our initiatives, Calamos made tough decisions to reduce staff and control expenses including a $3.5 million decrease in employee compensation from last quarter among other items. Also, as previously announced, we have restructured the senior management staff in a way that we feel better aligns operational control between the growing mutual fund business and the corporate finance function, creating a more cost-effective structure.
     “In addition, we have made senior management changes in the sales marketing area to provide better leadership and focus resources to areas that we felt were underserved to take advantage of future growth opportunities for the company. Jim Boyne, Senior Vice President, has added the responsibility of Chief Operating Officer for Distribution and Tim Brand, Senior Vice President and six-year veteran of our sales organization, was named National Sales Director for intermediary distribution. We have also identified team leaders across our six channels of distribution, flattening the organization while enhancing communication and collaboration. We continue to look at all levels of our organization to ensure that resources match the opportunities.

     “To continue to grow the business we have focused resources on institutional, 401k, international and wealth management. We believe this focus has been positive in a challenging market environment. Our focus in institutional distribution capabilities has generated positive flows of $233 million for the quarter while wealth management has shown an increase in assets under management of more than 20 percent over the last year. We also continue to gain traction in our offshore funds with $81 million in net purchases in the quarter and $109 million in net purchases through quarter end.
     “Finally, the trend in net flows, while still challenged by the current environment, has improved.  For example, in the second quarter we saw net redemptions of $199 million, down from $343 million in the first quarter of 2008 and down from $1.3 billion in the second quarter of 2007.”
Assets Under Management
     Assets under management as of June 30, 2008 rose 1% to $41.2 billion from $40.9 billion at the previous quarter’s end. The increase in assets under management of $304 million during the quarter was comprised of $503 million in market appreciation and net redemptions of $199 million. During the period, net purchases from institutional clients were $233 million, further validating our commitment to growing this business. Average assets under management were $42.9 billion during the second quarter of 2008, compared to $43.5 billion for the same period one year ago.
     Assets under management as of June 30, 2008 fell 11% to $41.2 billion from $46.2 billion at December 31, 2007. The decrease in assets under management of $5.0 billion during the year was comprised of $4.5 billion in market depreciation and net redemptions of $543 million. Average assets under management were $42.5 billion during the first half of 2008, compared to $43.7 billion for the same period one year ago.
Operating Results
     Second quarter revenues were $112.2 million, a 2 percent decrease from $114.8 million in the second quarter of 2007, resulting mostly from a 1 percent decrease in average assets under management. For the three months ended June 30, 2008, operating expenses, as adjusted were $63.1 million, a 6 percent decrease from $67.4 million in the same period in 2007, reflecting cost containment measures taken in the first quarter of 2008, including decreases in staffing levels and voluntary salary reductions of executive officers. Operating income, as adjusted was $49.1 million for the second quarter of 2008 versus $47.3 million for 2007. Operating margin, as adjusted was 43.8 percent, compared with 41.2 percent for the year-earlier period. Operating income per diluted share, net of income taxes, as adjusted was $0.32 in the second quarter of 2008 compared to $0.28 in the prior-year period.
     Revenues for the first half of 2008 were $222.9 million, a 3 percent decrease from $230.5 million in the first half of 2007, resulting mostly from a 3 percent decrease in average assets under management. For the six months ended June 30, 2008, operating expenses, as adjusted were $129.4 million, a 3% decrease from $133.0 million in 2007. Operating income, as adjusted was $93.5 million versus $97.5 million for 2007. Operating margin, as adjusted was 42.0% compared with 42.3% for the year-earlier period. Operating income per diluted share, net of income taxes, as adjusted was $0.61 per diluted share in the first half of 2008 compared to $0.57 for 2007.

Non-Operating Results
     Total other income (expense), net was a net income of $17.1 million for the second quarter of 2008, compared to $5.9 million for the second quarter of 2007. For the six months ended June 30, 2008, total other income (expense), net was a net expense of $24.5 million, compared to a net income of $9.0 million for the prior-year period. This change was due to a $6.2 million decrease in interest income and a $12.2 million increase in interest expense related to the private debt offering that closed during the third quarter of 2007. Additionally, investment and other income, net of minority interest, declined by $15.1 million, primarily due to $31.6 million of losses during the current year on our consolidated partnerships and offshore funds that relates to market conditions, partly offset by realized gains of $20.7 million during the second quarter.
     Management will hold an investor conference call at 5 p.m. Eastern time on Thursday, July 17. To access the live call and view management’s presentation, click on the Investor Relations tab at www.calamos.com. Alternatively, participants may listen to the live call by dialing 800-379-3942 (706-679-7206 outside the U.S.), then entering conference ID number 52258953. A replay of the call will be available until the end of the day on August 5th by dialing 800-642-1687 (706-645-9291 outside the U.S.), then entering conference ID number 52258953. A webcast also will be available on the Investor Relations section of http://www.calamos.com for 90 days.
     Calamos Asset Management, Inc. (NASDAQ: CLMS) is a diversified investment firm offering equity, fixed income, convertible and alternative investment strategies, among others. The firm serves institutions and individuals via separately managed accounts and a family of open-end and closed-end funds, offering a risk-managed approach to capital appreciation and income-producing strategies. For more information, visit www.calamos.com.
     From time to time, information or statements provided by us, including those within this news release, may contain certain forward-looking statements relating to future events, future financial performance, strategies, expectations, the competitive environment and regulations. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. For a discussion concerning some of these and other risks, uncertainties and other important factors that could affect future results, see “Forward-Looking Information” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, where applicable, “Risk Factors” in the company’s annual and quarterly reports filed with the U.S. Securities and Exchange Commission.

Calamos Asset Management, Inc.
Unaudited Consolidated Condensed Statements of Operations
(in thousands, except share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenues:
Investment management fees	$78,449	$78,313	$155,723	$156,788
Distribution and underwriting fees	32,818	35,560	65,288	71,741
Other	971	894	1,920	1,938

Total revenues	112,238	114,767	222,931	230,467
Expenses:
Employee compensation and benefits	19,994	22,512	43,454	43,278
Distribution and underwriting expense	24,875	25,196	49,033	50,223
Amortization of deferred sales commissions	5,966	7,278	12,086	15,156
Marketing and sales promotion	3,035	29,731	6,071	33,213
General and administrative	9,257	9,118	18,747	17,510

Total operating expenses	63,127	93,835	129,391	159,380

Operating income	49,111	20,932	93,540	71,087
Total other income (expense), net	17,097	5,853	(24,472)	8,990

Income before minority interest in Calamos Holdings LLC and income taxes	66,208	26,785	69,068	80,077
Minority interest in Calamos Holdings LLC	52,477	20,367	54,585	61,075

Income before income taxes	13,731	6,418	14,483	19,002
Income taxes	11,835	2,613	12,138	7,663

Net income	$1,896	$3,805	$2,345	$11,339

Earnings per share, basic	$0.10	$0.17	$0.12	$0.49

Weighted average shares outstanding, basic	19,742,736	22,846,901	20,039,887	23,084,223

Calculation of earnings per share, diluted, assuming exchange of membership units:
Income before minority interest in Calamos Holdings LLC and income taxes	$66,208	$26,785	$69,068	$80,077
Impact of income taxes	57,606	10,906	58,480	32,295

Earnings available to common shareholders	8,602	15,879	10,588	47,782

Earnings per share, diluted	$0.09	$0.16	$0.11	$0.48

Weighted average shares outstanding, diluted	97,051,708	100,289,411	97,331,973	100,525,789

Calamos Asset Management, Inc.
Assets Under Management
(in millions)

	Quarter Ended June 30,		Change
	2008	2007	Amount	Percent

Mutual Funds
Beginning assets under management	$30,658	$32,086	$(1,428)	(4)%
Net redemptions	(282)	(766)	484	63
Market appreciation	317	1,966	(1,649)	NM

Ending assets under management	30,693	33,286	(2,593)	(8)

Average assets under management	32,114	32,979	(865)	(3)

Separate Accounts
Beginning assets under management	10,248	10,464	(216)	(2)
Net purchases (redemptions)	83	(540)	623	NM
Market appreciation	186	601	(415)	NM

Ending assets under management	10,517	10,525	(8)	0

Average assets under management	10,834	10,565	269	3

Total Assets Under Management
Beginning assets under management	40,906	42,550	(1,644)	(4)
Net redemptions	(199)	(1,306)	1,107	85
Market appreciation	503	2,567	(2,064)	NM

Ending assets under management	41,210	43,811	(2,601)	(6)

Average assets under management	$42,948	$43,544	$(596)	(1)%

	At June 30,		Change
	2008	2007	Amount	Percent

Mutual Funds
Open-end funds	$24,005	$25,996	$(1,991)	(8)%
Closed-end funds	6,688	7,290	(602)	(8)

Total mutual funds	30,693	33,286	(2,593)	(8)
Separate Accounts
Institutional accounts	5,232	4,710	522	11
Managed accounts	5,232	5,677	(445)	(8)
Alternative investments	53	138	(85)	(62)

Total separate accounts	10,517	10,525	(8)	0

Ending assets under management	$41,210	$43,811	$(2,601)	(6)%

	At June 30,		Change
	2008	2007	Amount	Percent

Assets by Strategy
Equity	$19,718	$21,002	$(1,284)	(6)%
Balanced	12,134	13,651	(1,517)	(11)
Convertible	4,873	4,641	232	5
High Yield	2,632	2,930	(298)	(10)
Alternative	1,653	1,510	143	9
Fixed Income	106	30	76	253
Money Market	94	47	47	100

Ending assets under management	$41,210	$43,811	$(2,601)	(6)%

Table A
Calamos Asset Management, Inc.
Unaudited Reconciliation of Non-GAAP Financial Measures
     This earnings release announcing results of operations for the three and six months ended June 30, 2008 includes references to the following “non-GAAP financial measures” as defined by Regulation G of the Securities and Exchange Commission:
•	Operating expense, as adjusted

•	Operating income, as adjusted

•	Operating income per diluted share, net of income taxes, as adjusted

•	Operating margin, as adjusted

•	Net income, as adjusted

•	Diluted earnings per share, as adjusted
     In evaluating operating performance, management considers operating expense, operating income, operating income per diluted share, net of income taxes, operating margin, net income and diluted earnings per share, each calculated in accordance with GAAP, as well as each item on an as-adjusted basis, which constitutes non-GAAP financial measures. Items presented on an as-adjusted basis exclude the impact of terminating the two closed-end fund additional compensation agreements and the CHW closed-end fund structuring fees incurred in the second quarter of 2007 and the impact of the revaluation of the net deferred tax asset in the second quarter of 2008. As these items are not expected to recur, management believes that excluding these items better enables it to evaluate the company’s performance relative to prior periods. Management considers these non-GAAP financial measures when evaluating the company’s performance and believes the presentation of these amounts provides the reader with information necessary to analyze the company’s results for the periods compared.
     The following table provides a reconciliation of non-GAAP financial measures to the most directly comparable financial measures under GAAP for the three and six months ended June 30, 2008 and 2007 (in thousands, except per share data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Operating expenses	$63,127	$93,835	$129,391	$159,380
Termination of closed-end fund compensation agreements	—	19,500	—	19,500
Closed-end fund structuring fees	—	6,904	—	6,904

Operating expenses, as adjusted	$63,127	$67,431	$129,391	$132,976

Operating income	$49,111	$20,932	$93,540	$71,087
Termination of closed-end fund compensation agreements	—	19,500	—	19,500
Closed-end fund structuring fees	—	6,904	—	6,904

Operating income, as adjusted	$49,111	$47,336	$93,540	$97,491

Operating income per diluted share, net of income taxes	$0.32	$0.12	$0.61	$0.42
Termination of closed-end fund compensation agreements	—	0.12	—	0.11
Closed-end fund structuring fees	—	0.04	—	0.04

Operating income per diluted share, net of income taxes, as adjusted	$0.32	$0.28	$0.61	$0.57

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Operating margin	43.8%	18.2%	42.0%	30.8%
Termination of closed-end fund compensation agreements	—	17.0	—	8.5
Closed-end fund structuring fees	—	6.0	—	3.0

Operating margin, as adjusted	43.8%	41.2%	42.0%	42.3%

Net income	$1,896	$3,805	$2,345	$11,339
Termination of closed-end fund compensation agreements	—	2,634	—	2,634
Closed-end fund structuring fees	—	933	—	933
Net deferred tax asset revaluation	6,771	—	6,771	—

Net income, as adjusted	$8,667	$7,372	$9,116	$14,906

Diluted earnings per share	$0.09	$0.16	$0.11	$0.48
Termination of closed-end fund compensation agreements	—	0.12	—	0.11
Closed-end fund structuring fees	—	0.04	—	0.04
Net deferred tax asset revaluation	0.34	—	0.34

Diluted earnings per share, as adjusted	$0.43	$0.32	$0.45	$0.63

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